UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

October 21, 2025 (October 17, 2025)

Date of Report (Date of earliest event reported)

One World Products, Inc.

(Exact name of registrant as specified in its charter)

Nevada	000-56151	61-1744826
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

6605 Grand Montecito Parkway, Suite 100 Las Vegas, Nevada	89149
(Address of principal executive offices)	(Zip Code)

(800) 605-3201

Registrant’s telephone number, including area code

Check the appropriate box below if the Form 8-K is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
N/A	N/A	N/A

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§ 230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§ 240.12b-2 of this chapter).

Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 5.02 Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On October 17, 2025, the Board of Directors (the “Board”) of One World Products, Inc., a Nevada corporation (the “Company”), elected Ertharin Cousin to fill the existing vacancy in the Board.

Certain information regarding the background of Ambassador Cousin is set forth below.

Ertharin Cousin currently serves as the Managing Director and CEO of FSF Ventures, an impact investment fund, and as the CEO of Food Systems for the Future Institute, the Fund’s sister nonprofit. Each organization supports her vision of a world without hunger and malnutrition. Ambassador Cousin also serves as a Distinguished Fellow at the Chicago Council on Global Affairs; a Bosch Academy, Robert Weizsäcker Fellow; and as a Visiting Scholar at the Stanford University, Center on Food Security and Environment.

From 2012 until 2017, Cousin led the United Nations World Food Programme (WFP) as Executive Director. During her tenure, the 14,000-member WFP annually provided life sustaining food assistance to over 80 million people. Under her leadership the organization began the longer-term work of identifying, championing, and implementing more sustainable solutions for global hunger and malnutrition.

In 2009, Cousin was nominated and confirmed as the U.S. Ambassador to the UN Agencies for Food and Agriculture in Rome. Where she served from 2009-2012. Prior to her global hunger work, Cousin helped lead the U.S. domestic fight to end hunger, serving as the Executive Vice President and Chief Operating Officer of America’s Second Harvest, now known as Feeding America. Cousin’s private sector experience includes several years of corporate retail leadership with Albertsons and Jewel Food stores.

Cousin is currently a member of the Bayer AG Supervisory Board, the Mondelez International Board of Directors, Board Chair of Allwyn-North America, and a Trustee of the African agriculture thinktank, Akademia2063.

Cousin is a graduate of the University of Illinois at Chicago; the University of Georgia Law School and the University of Chicago Executive Management Program in Finance for Non-Financial Executives. She has been listed numerous times on Forbes’ 100 Most Powerful Women List, as Fortune’s Most Powerful Woman in Food and Drink, on Time’s 100 Most Influential People list, and as one of the 500 Most Powerful People on the Planet by Foreign Policy magazine.

Item 7.01 Regulation FD Disclosure.

On October 21, 2025, the Company issued a press release announcing the appointment of Ambassador Cousin to the Board.

The press release is attached hereto as Exhibit 99.1 and is incorporated herein by reference.

The furnishing of the press release is not an admission as to the materiality of any information therein. The information contained in the press release is summary information that is intended to be considered in the context of more complete information included in the Company’s filings with the U.S. Securities and Exchange Commission (the “SEC”) and other public announcements that the Company has made and may make from time to time by press release or otherwise. The Company undertakes no duty or obligation to update or revise the information contained in this report, although it may do so from time to time as its management believes is appropriate. Any such updating may be made through the filing of other reports or documents with the SEC, through press releases or through other public disclosures.

The information in this Item 7.01 of this Current Report on Form 8-K and the press release shall not be deemed “filed” for purposes of Section 18 of the Securities Exchange Act of 1934, as amended, or otherwise subject to the liabilities of that section or Sections 11 and 12(a)(2) of the Securities Act of 1933, as amended. The information contained in this Item 7.01 and in the press release shall not be incorporated by reference into any filing with the SEC made by the Company, whether made before or after the date hereof, regardless of any general incorporation language in such filing.

Item 9.01 Financial Statements and Exhibits.

(d) Exhibits.

Exhibit No.	Description
99.1	Press Release dated October 21, 2025
104	Cover Page Interactive Data File (formatted as Inline XBRL and contained in Exhibit 101)

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Company has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

One World Products, Inc.

Date: October 21, 2025.	By:	/s/ Isiah L. Thomas, III
	Name:	Isiah L. Thomas, III
	Title:	Chief Executive Officer